JIMMY C.H. CHEUNG & CO. Certified Public Accountants Members of Kreston International	Registered with the Public Company Accounting Oversight Board

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W

Washington, D.C. 20549

Ref:	SONGZAI INTERNATIONAL HOLDING GROUP, INC.

We have read the statements that we understand SONGZAI INTERNATIONAL HOLDING GROUP, INC. will include under Item 4 of its Form 8-K report it will file regarding the recent change of its certifying accountants. We agree with the statements made regarding our Firm. We have no basis to agree or disagree with the other statements made under Item 4.

Very truly yours,

JIMMY C.H. CHEUNG & CO.

Certified Public Accountants

Hong Kong, October 29, 2007

1607 Dominion Centre, 43 Queen’s Road East, Wanchai, Hong Kong Telephone : (852) 25295500 Fax: (852) 28651067 Email : jchc@krestoninternational.com.hk Website : http://www.jimmycheungco.com	Kreston International with offices in Europe America, The Middle East, The Far East and Australia